Exhibit 99.3

May 3, 2019

Board of Directors
WellCare Health Plans, Inc.
8735 Henderson Rd.
Tampa, FL 33634

Re:          Registration Statement on Form S-4 of Centene Corporation, filed May 3, 2019 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 26, 2019 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Centene Corporation (“Centene”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of WellCare Health Plans, Inc. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 26, 2019, by and among Centene, Wellington Merger Sub I, Inc., a direct, wholly owned subsidiary of Centene, Wellington Merger Sub II, Inc., a direct, wholly owned subsidiary of Centene, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of WellCare’s Financial Advisor,” “The Mergers—Background of the Mergers,” “The Mergers—WellCare Board’s Recommendations and Its Reasons for the Transaction,” “The Mergers—Opinion of WellCare’s Financial Advisor” and “The Mergers—Certain Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)